OMB APPROVAL
OMB Number: 3235-0145
Expires: February 28, 2009
Estimated average burden hours per response...10.4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

ATA Inc.
(Name of Issuer)
Common Shares*
American Depositary Shares
(Title of Class of Securities)
00211V106**
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

* Not for trading, but only in connection with the registration of American Depositary Shares each representing 2 common shares.

** This CUSIP number applies to the American Depositary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00211V106	Page	2	of	19

1	NAMES OF REPORTING PERSONS Lijun Mai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	People’s Republic of China

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		4,845,000 common shares[1]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		4,845,000 common shares[1]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4,845,000 common shares[1]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.6%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
1 Includes (a) 822,500 American Depositary Shares (representing 1,645,000 common shares) held by Mutual Step Holdings Limited, a British Virgin Islands company wholly owned by Magnificent Trio Company Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Wealth Trust, an irrevocable trust constituted under the laws of the Cayman Islands with Lijun Mai as the settlor and one of the beneficiaries; (b) 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Kind Technology Limited, a British Virgin Islands company wholly owned by New Knight Holdings Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Sunrise Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries; and (c) 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Grace Development Limited, a British Virgin Islands company wholly owned by Unique Icon Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Value Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
2 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	3	of	19

1	NAMES OF REPORTING PERSONS Mutual Step Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,645,000 common shares[3]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,645,000 common shares[3]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,645,000 common shares[3]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.6%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
3 Includes 822,500 American Depositary Shares (representing 1,645,000 common shares) held by Mutual Step Holdings Limited, a British Virgin Islands company wholly owned by Magnificent Trio Company Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Wealth Trust, an irrevocable trust constituted under the laws of the Cayman Islands with Lijun Mai as the settlor and one of the beneficiaries. Lijun Mai is the sole director of Mutual Step Holdings Limited.
4 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	4	of	19

1	NAMES OF REPORTING PERSONS Magnificent Trio Company Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,645,000 common shares[5]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,645,000 common shares[5]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,645,000 common shares[5]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.6%[6]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
5 Includes 822,500 American Depositary Shares (representing 1,645,000 common shares) held by Mutual Step Holdings Limited, a British Virgin Islands company wholly owned by Magnificent Trio Company Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Wealth Trust, an irrevocable trust constituted under the laws of the Cayman Islands with Lijun Mai as the settlor and one of the beneficiaries. Lijun Mai is the sole director of Mutual Step Holdings Limited.
6 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	5	of	19

1	NAMES OF REPORTING PERSONS Wealth Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,645,000 common shares[7]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,645,000 common shares[7]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,645,000 common shares[7]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.6%[8]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
7 Includes 822,500 American Depositary Shares (representing 1,645,000 common shares) held by Mutual Step Holdings Limited, a British Virgin Islands company wholly owned by Magnificent Trio Company Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Wealth Trust, an irrevocable trust constituted under the laws of the Cayman Islands with Lijun Mai as the settlor and one of the beneficiaries. Lijun Mai is the sole director of Mutual Step Holdings Limited.
8 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	6	of	19

1	NAMES OF REPORTING PERSONS Art Kind Technology Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[9]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[9]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[9]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[10]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
9 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Kind Technology Limited, a British Virgin Islands company wholly owned by New Knight Holdings Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Sunrise Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
10 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	7	of	19

1	NAMES OF REPORTING PERSONS New Knight Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[11]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[11]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[11]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[12]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
11 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Kind Technology Limited, a British Virgin Islands company wholly owned by New Knight Holdings Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Sunrise Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
12 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	8	of	19

1	NAMES OF REPORTING PERSONS Sunrise Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[13]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[13]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[13]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[14]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
13 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Kind Technology Limited, a British Virgin Islands company wholly owned by New Knight Holdings Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Sunrise Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
14 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	9	of	19

1	NAMES OF REPORTING PERSONS Art Grace Development Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[15]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[15]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[15]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[16]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
15 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Grace Development Limited, a British Virgin Islands company wholly owned by Unique Icon Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Value Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
16 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	10	of	19

1	NAMES OF REPORTING PERSONS Unique Icon Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	British Virgin Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[17]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[17]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[17]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[18]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	CO
17 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Grace Development Limited, a British Virgin Islands company wholly owned by Unique Icon Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Value Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
18 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	11	of	19

1	NAMES OF REPORTING PERSONS Value Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000 common shares[19]

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		1,600,000 common shares[19]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000 common shares[19]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.5%[20]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
19 Includes 800,000 American Depositary Shares (representing 1,600,000 common shares) held by Art Grace Development Limited, a British Virgin Islands company wholly owned by Unique Icon Limited and ultimately wholly owned by HSBC International Trustee Limited as trustee of Value Trust, an irrevocable trust constituted under the laws of the Cayman Islands with a certain family member of Lijun Mai as the settlor and Lijun Mai as one of the beneficiaries.
20 Based on 45,675,521 outstanding common shares as of December 31, 2008.

CUSIP No.	00211V106	Page	12	of	19

Item 1(a)	Name of Issuer:

ATA Inc. (“Issuer”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:

8th Floor, Tower E, 6 Gongyuan West St.
Jian Guo Men Nei
Beijing 100005, China

Item 2(a)	Name of Person Filing:

Lijun Mai

Mutual Step Holdings Limited

Magnificent Trio Company Limited

Wealth Trust

Art Kind Technology Limited

New Knight Holdings Limited

Sunrise Trust

Art Grace Development Limited

Unique Icon Limited

Value Trust

Item 2(b)	Address of Principal Business Office or, If None, Residence

Lijun Mai
8th Floor, Tower E, 6 Gongyuan West St.
Jian Guo Men Nei
Beijing 100005, China

Mutual Step Holdings Limited
Portcullis TrustNet Chambers, P.O. Box 3444
Road Town, Tortola
British Virgin Islands

Magnificent Trio Company Limited
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Wealth Trust
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Art Kind Technology Limited

CUSIP No.	00211V106	Page	13	of	19

Portcullis TrustNet Chambers, P.O. Box 3444
Road Town, Tortola
British Virgin Islands

New Knight Holdings Limited
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Sunrise Trust
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Art Grace Development Limited
Portcullis TrustNet Chambers, P.O. Box 3444
Road Town, Tortola
British Virgin Islands

Unique Icon Limited
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Value Trust
21 Collyer Quay #09-01,
HSBC Building,
Singapore 049320

Item 2(c)	Citizenship

Lijun Mai — People’s Republic of China

Mutual Step Holdings Limited — British Virgin Islands

Magnificent Trio Company Limited — British Virgin Islands

Wealth Trust — Cayman Islands

Art Kind Technology Limited — British Virgin Islands

New Knight Holdings Limited — British Virgin Islands

Sunrise Trust — Cayman Islands

Art Grace Development Limited — British Virgin Islands

Unique Icon Limited — British Virgin Islands

Value Trust — Cayman Islands

Item 2(d)	Title of Class of Securities:

Common shares, par value US$0.01

American Depository Shares, each representing two common shares

CUSIP No.	00211V106	Page	14	of	19

Item 2(e)	CUSIP Number:

00211V106

Item 3.	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

CUSIP No.	00211V106	Page	15	of	19

Item 4.	Ownership

(a) Amount Beneficially Owned:

				Shared
			Sole power	power to	Sole power to	Shared power
	Amount		to vote or	vote or to	dispose or to	to dispose or to
	beneficially	Percent	direct	direct	direct the	direct the
Reporting Person	owned:	of class:	the vote:	the vote:	disposition of:	disposition of:
Lijun Mai	2,422,500 American Depositary Shares representing 4,845,000 common shares	10.6%	0	2,422,500 American Depositary Shares representing 4,845,000 common shares	0	2,422,500 American Depositary Shares representing 4,845,000 common shares

Mutual Step Holdings Limited	822,500 American Depositary Shares representing 1,645,000 common shares	3.6%	0	822,500 American Depositary Shares representing 1,645,000 common shares	0	822,500 American Depositary Shares representing 1,645,000 common shares

Magnificent Trio Company Limited	822,500 American Depositary Shares representing 1,645,000 common shares	3.6%	0	822,500 American Depositary Shares representing 1,645,000 common shares	0	822,500 American Depositary Shares representing 1,645,000 common shares

Wealth Trust	822,500 American Depositary Shares representing 1,645,000 common shares	3.6%	0	822,500 American Depositary Shares representing 1,645,000 common shares	0	822,500 American Depositary Shares representing 1,645,000 common shares

Art Kind Technology Limited	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares

New Knight Holdings Limited	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares

Sunrise Trust	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares

Art Grace Development Limited	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares

Unique Icon Limited	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares

Value Trust	800,000 American Depositary Shares representing 1,600,000 common shares	3.5%	0	800,000 American Depositary Shares representing 1,600,000 common shares	0	800,000 American Depositary Shares representing 1,600,000 common shares
The percentages of ownership set forth above are based on 45,675,521 common shares outstanding as of December 31, 2008.
Mutual Step Holdings Limited is the record holder of 822,500 American Depositary Shares representing 1,645,000 common shares. Mutual Step Holdings Limited is wholly owned by Magnificent Trio Company

CUSIP No.	00211V106	Page	16	of	19
Limited, which is wholly owned by Wealth Trust, an irrevocable trust constituted under the laws of the Cayman Islands. HSBC International Trustee Limited is trustee of Wealth Trust. Lijun Mai is the settlor and one of the beneficiaries of Wealth Trust. As trustee of Wealth Trust, HSBC International Trustee Limited has indirect voting and dispositive power with respect to the common shares. HSBC International Trustee Limited reports its beneficial ownership with respect to the 1,645,000 common shares on its own individual Schedule 13G.
Art Kind Technology Limited is the record holder of 800,000 American Depositary Shares representing 1,600,000 common shares. Art Kind Technology Limited is wholly owned by New Knight Holdings Limited, which is wholly owned by Sunrise Trust, an irrevocable trust constituted under the laws of the Cayman Islands. HSBC International Trustee Limited is trustee of Sunrise Trust. A certain family member of Lijun Mai is the settlor and Lijun Mai is one of the beneficiaries of Sunrise Trust. As trustee of Sunrise Trust, HSBC International Trustee Limited has indirect voting and dispositive power with respect to the common shares. HSBC International Trustee Limited reports its beneficial ownership with respect to the 1,600,000 common shares on its own individual Schedule 13G.
Art Grace Development Limited is the record holder of 800,000 American Depositary Shares representing 1,600,000 common shares. Art Grace Development Limited is wholly owned by Unique Icon Limited, which is wholly owned by Value Trust, an irrevocable trust constituted under the laws of the Cayman Islands. HSBC International Trustee Limited is trustee of Value Trust. A certain family member of Lijun Mai is the settlor and Lijun Mai is one of the beneficiaries of Value Trust. As trustee of Value Trust, HSBC International Trustee Limited has indirect voting and dispositive power with respect to the common shares. HSBC International Trustee Limited reports its beneficial ownership with respect to the 1,600,000 common shares on its own individual Schedule 13G.

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

CUSIP No.	00211V106	Page	17	of	19
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 17, 2009

Lijun Mai
/s/ Lijun Mai

Mutual Step Holdings Limited
By:	/s/ Lijun Mai
Name:	Lijun Mai
Title:	Sole director of Mutual Step Holdings Limited

Magnificent Trio Company Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of Magnificient Trio Company Limited

Wealth Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee

Art Kind Technology Limited
By:	/s/ Wang Huiying
Name:	Wang Huiying
Title:	Director of Art Kind Technology Limited

New Knight Holdings Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of New Knight Holdings Limited

Sunrise Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee

Art Grace Development Limited
By:	/s/ Wang Xiao Feng
Name:	Wang Xiao Feng
Title:	Director of Art Grace Development Limited

Unique Icon Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of Unique Icon Limited

Value Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee

CUSIP No.	00211V106	Page	18	of	19

LIST OF EXHIBITS

Exhibit No.	Description
A	Joint Filing Agreement

EXHIBIT A
Joint Filing Agreement
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, par value US$0.01, of ATA Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Lijun Mai
/s/ Lijun Mai

Mutual Step Holdings Limited
By:	/s/ Lijun Mai
Name:	Lijun Mai
Title:	Sole director of Mutual Step Holdings Limited

Magnificent Trio Company Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of Magnificient Trio Company Limited

Wealth Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee

Art Kind Technology Limited
By:	/s/ Wang Huiying
Name:	Wang Huiying
Title:	Director of Art Kind Technology Limited

New Knight Holdings Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of New Knight Holdings Limited

Sunrise Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee

Art Grace Development Limited
By:	/s/ Wang Xiao Feng
Name:	Wang Xiao Feng
Title:	Director of Art Grace Development Limited

Unique Icon Limited
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of Unique Icon Limited

Value Trust
By:	/s/ Wendy Sim & Lau Chew Lui
Name:	Wendy Sim & Lau Chew Lui
Title:	Authorised Signatories of HSBC International Trustee Limited, as trustee